Exhibit 3.15

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

FIRST: The name of this Corporation is Central Can Company Acquisition Corp.

SECOND: Its registered office in the State of Delaware is to be located at 30 Old Rudnick Lane, in the City of Dover, County of Kent, 19901. The registered agent in charge thereof is LexisNexis Document Solutions Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the corporation is authorized to issue is Twenty Thousand (20,000), divided into two (2) classes as follows:

(A)	One class, designated as Common Stock, shall consist of Ten Thousand (10,000) shares, without par value.

(B)	One class, designated as Preferred Stock, shall consist of Ten Thousand (10,000) shares, without par value.

FIFTH: The name and mailing address of the incorporator are as follows:

Gary I. Walt, Esq.

150 S. Wacker Drive

Suite 900

Chicago, Illinois 60606

SIXTH: The Board of Directors shall have power, exercisable by resolution of the Board of Directors without the assent or vote of the stockholders, to cause the Corporation to issue one or more classes of stock or one or more series of stock within any class thereof in accordance with Section 151 of the Delaware General Corporation Law.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 10th day of June, 2002.

/s/ Gary I. Walt
Gary I. Walt, Incorporator

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

FIRST: That at a meeting of the sole Incorporator of Central Can Company Acquisition Corp., no shares of said corporation having been issued, a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting for the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered First so that, as amended, said Article shall be and read as follows: The name of this Corporation is Central Can Company, Inc.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

Dated this 18th day of June, 2002.

By:	/s/ Gary I. Walt
Gary I. Walt
Its:	Incorporator

CERTIFICATE OF DESIGNATION

OF SERIES AND DETERMINATION

OF RIGHTS AND PREFERENCES OF

SERIES A

PREFERRED STOCK

OF

CENTRAL CAN COMPANY, INC.

CENTRAL CAN COMPANY, INC., a Delaware Corporation (the “Corporation”), acting pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “Act”), does hereby submit the following Certificate of Designation of Series and Determination of Rights and Preferences of its Series A Preferred Stock.

FIRST: The Name of the Corporation is CENTRAL CAN COMPANY, INC.

SECOND: By unanimous consent of the Board of Directors of the Corporation dated July 26, 2002, the following resolutions were adopted:

WHEREAS, the Certificate of Incorporation of the Corporation authorizes Preferred Stock consisting of 10,000 shares, no par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and by the provisions of Article Sixth of the Corporation’s Certificate of Incorporation, as amended, to establish and fix the number of shares to be included in any series of Preferred Stock and the designations, rights preferences, privileges, powers, restrictions, limitations and qualifications of the shares of such series; and

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designations, rights, preferences, privileges, powers, restrictions, limitations and qualifications of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to Article Sixth of the Corporation’s Certificate of Incorporation, there is hereby established a new series of 5,000 shares of Preferred Stock of the Corporation (the “Series A Preferred”) to have the designations, rights, preferences, privileges, powers, restrictions, limitations and qualifications set forth in a supplement to Article Sixth as follows:

Section 1. Dividends.

The Corporation’s Board of Directors may declare and, if so declared by the Board of Directors, the Corporation shall pay preferential dividends to the holders of the Series A Preferred as provided in this Section 1. Dividends on each share of the Series A Preferred (a “Share”) shall only accrue and be payable as provided in the Purchase Agreement (as hereinafter defined).

Section 2. Mandatory Redemption and Liquidation.

Upon the earlier to occur of (a) any Event of Default (as hereinafter defined) including, without limitation, any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), (b) the Maturity Date (as hereinafter defined) and (c) any Sale Event (as hereinafter defined), each holder of Series A Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities (as hereinafter defined) (other than payments expressly provided in the Purchase Agreement), an amount in cash equal to the Redemption Value (as hereinafter defined). If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of the Series A Preferred hereunder are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid upon any liquidation, dissolution or winding up of the Corporation, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among holders of Series A Preferred based upon the Shares held by such holder. Upon payment of the Redemption Value, the holders of the Series A Preferred shall not be entitled to any further payments in respect of such Shares.

Section 3. Redemption Matters.

3A. Dividends After Redemption Date. No Share shall be entitled to any dividends accruing after the date on which the Redemption Value in respect of all Shares tendered for redemption pursuant hereto has been paid to the holder of such Share in full in cash. On such date, all rights of the holder of such Shares as such shall cease, and such Shares shall no longer be deemed to be issued and outstanding.

3B. Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation shall, at the Corporation’s election after final payment in full for such Shares in cash, be held in treasury, canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

3C. Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary (as hereinafter defined) to, redeem or otherwise acquire any Shares of Series A Preferred, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Series A Preferred on the basis of the number of Shares owned by each such holder and in any such case, such redemption or other acquisition shall be subject to the acceptance of the applicable holder.

3D. Prohibitions on Redemptions. In the event of any prohibition on the redemption (whether pursuant to this Section 3 or otherwise) of the Shares pursuant to any agreement, instrument or other arrangement to which the Corporation is a party or its assets are bound, the Corporation will use best efforts to obtain waivers or other appropriate relief from such restrictions in order to permit any redemptions required pursuant to this Certificate of Designation and use commercially reasonable efforts to obtain replacement financing for the Shares in order to permit any such required redemption. This Section 3D shall not be interpreted as authorizing or otherwise empowering the Corporation to enter into any such agreement, instrument or other arrangement.

Section 4. Voting Rights.

Except as expressly provided in the Certificate of Incorporation or Purchase Agreement, holders of the Series A Preferred shall not be entitled to vote on any matters submitted to the stockholders of the Corporation for a vote.

Section 5. Registration of Transfer.

The Corporation shall keep at its principal office a register for the registration of Series A Preferred. Upon the surrender of any certificate representing Series A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred represented by the surrendered certificate.

Section 6. Replacement.

Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Series A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 7. Definitions.

“Change in Control” means the earliest to occur of (a) the completion by any “person”, not a shareholder of the Corporation as of the date hereof, of the purchase of more than fifty percent (50%) of the outstanding shares of common stock of the Corporation; (b) the acquisition by a “person”, not a shareholder of the Corporation as of the date hereof of the right, directly or indirectly, by virtue of the ownership of the shares of stock of the Corporation, by contract or otherwise, to elect a majority of the members of the Board of Directors; and (c) the effective time of (i) a merger or consolidation of the Corporation with one or more entities as a result of which the holders of the outstanding shares of stock of the Corporation immediately prior to such merger hold less than fifty percent (50%) of the shares of stock of the surviving or resulting entity, or (ii) a transfer of substantially all of the property or assets of the Corporation other than to an entity of which the Corporation or a subsidiary of the Corporation or its shareholders owns more than fifty percent (50%) of the shares of stock of such entity. As used in this definition, “person” shall have the meaning set forth in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), and as used in Sections 13(d) and 14(d) of the Exchange Act including a “group” as defined in Section 13(d) of the Exchange Act.

“Event of Default” shall have the meaning ascribed to such term in the Purchase Agreement.

“Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Series A Preferred.

“Maturity Date” means the earlier of (a) the fifth (5th) anniversary of the initial issuance of the Series A Preferred, (b) a Sale Event and (c) the occurrence of an Event of Default.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any other entity or any department, agency or political subdivision thereof.

“Public Offering” means any offering by the Corporation of its equity securities to the public pursuant to an underwritten public offering pursuant to an effective registration statement filed with, and declared effective by, the Securities and

Exchange Commission under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force, provided that such public offering results in cash proceeds to the Corporation (before deduction of underwriters commissions and expenses) of at least Seven Million Five Hundred Thousand Dollars ($7,500,000).

“Purchase Agreement” means the Preferred Stock Purchase Agreement dated as of June 18, 2002, by and among the Corporation and Central Can Company, an Illinois corporation, as such agreement may from time to time be amended in accordance with its terms, pursuant to which the Corporation issued shares of Series A Preferred.

“Redemption Value” shall have the meaning ascribed to such term in the Purchase Agreement.

“Sale Event” means the earlier to occur of a Change in Control or Public Offering which occurs on or prior to the eighth (8th) anniversary of the Corporation’s initial issuance of the Series A Preferred.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

Section 8. Amendment and Waiver.

This Certificate of Designation constitutes an agreement between the Corporation and the holders of the Series A Preferred. No amendment, modification or waiver shall be binding or effective with respect to any provision of this Certificate of Designation without the prior written consent of the holders of at least 60% of the then outstanding Shares of Series A Preferred.

Section 9. Notices.

Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by reputable overnight courier service,

charges prepaid, and shall be deemed to have been given when so sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by its President and attested to by its Secretary this 26 day of July, 2002.

CENTRAL CAN COMPANY, INC.

By:	/s/ John E. Dancewicz
John E. Dancewicz, President and Secretary

AMENDMENT TO CERTIFICATE

OF DESIGNATION

OF SERIES AND DETERMINATION

OF RIGHTS AND PREFERENCES OF

SERIES A

PREFERRED STOCK

OF

CENTRAL CAN COMPANY, INC.

CENTRAL CAN COMPANY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“the “Company”),

DOES HEREBY CERTIFY:

FIRST, the Company filed with the Secretary of State of the State of Delaware, a Certificate of Designation of Series and Determination of Rights and Preferences of Series A Preferred Stock (the “Certificate of Designation”), setting forth the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Company’s Series A Preferred Stock.

SECOND, that pursuant to (a). Section 242 of the General Corporation Law of the State of Delaware, (b) Section 141 of the General Corporation Law of the State of Delaware, by unanimous written consent of the Board of Directors of the Company, (c) Section 228 of the General Corporation Law of the State of Delaware by written consent of the Stockholders entitled to vote and (d) Section 8 of the Certificate of Designation, by written consent of the holders of at least 60% of the then outstanding shares of Series A Preferred Stock of the Company a resolution set forth below was duly adopted by the Board of Directors setting forth a proposed amendment of the Certificate of Designation, declaring such amendment to be advisable and the stockholders of the Company consented to a resolution adopting such amendment. The resolution setting forth the proposed amendment to the Certificate of Designation is as follows:

RESOLVED, that Section 7 of the Certificate of Designation be amended by deleting the paragraph labeled “Maturity Date” in its entirely, and replacing it with the following, so that, as amended, said paragraph shall be and read as follows:

“Maturity Date means the earlier of (a) August 1, 2008, (b) a Sale Event and (c) the occurrence of an Event of Default.”

Dated: May 16, 2007.
	By:	/s/ Terry L. Kline
Terry L. Kline, President

SECOND AMENDMENT TO

CERTIFICATE OF DESIGNATION

OF SERIES AND DETERMINATION

OF RIGHTS AND PREFERENCES OF

SERIES A PREFERRED STOCK

OF

CENTRAL CAN COMPANY, INC.

CENTRAL CAN COMPANY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“the “Company”),

DOES HEREBY CERTIFY:

FIRST, the Company filed with the Secretary of State of the State of Delaware, a Certificate of Designation of Series and Determination of Rights and Preferences of Series A Preferred Stock as amended pursuant to that Amendment to Certificate of Designation dated May 23, 2007 (the “Certificate of Designation”), setting forth the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Company’s Series A Preferred Stock.

SECOND, that pursuant to (a) Section 242 of the General Corporation Law of the State of Delaware, (b) Section 141 of the General Corporation Law of the State of Delaware, by unanimous written consent of the Board of Directors of the Company, (c) Section 228 of the General Corporation Law of the State of Delaware by written consent of the Stockholders entitled to vote and (d) Section 8 of the Certificate of Designation, by written consent of the holders of at least 60% of the then outstanding shares of Series A Preferred Stock of the Company a resolution set forth below was duly adopted by the Board of Directors setting forth a proposed amendment of the Certificate of Designation, declaring such amendment to be advisable and the stockholders of the Company consented to a resolution adopting such amendment. The resolution setting forth the proposed amendment to the Certificate of Designation is as follows:

RESOLVED, that Section 2 of the Certificate of Designation be deleted and replaced with the following, so that, as amended, said Section 2 shall be and read as follows:

“Section 2. Mandatory Redemption and Liquidation.

On the day after the Maturity Date (as hereinafter defined), subject to any distribution restrictions of the Company pursuant to that certain Loan and Security Agreement by and between the Company and Fifth Third Bank (Chicago), as amended, each holder of Series A Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities (as hereinafter defined) (other than payments expressly provided in the Purchase Agreement), an amount in cash equal to the Redemption Value (as hereinafter defined). If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of the Series A Preferred hereunder are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid upon any liquidation, dissolution or winding up of the Corporation, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among holders of Series A Preferred based upon the Shares held by such holder. Upon payment of the Redemption Value, the holders of the Series A Preferred shall not be entitled to any further payments in respect of such Shares.”

RESOLVED, that Section 7 of the Certificate of Designation be amended by deleting the paragraph labeled “Maturity Date” in its entirety and replacing it with the following, so that, as amended, said paragraph shall be and read as follows:

“Maturity Date” means the date on which the Company has discharged in full all of its obligations to SW Pelham Fund II, L.P. pursuant to that certain Note Purchase Agreement by and between the Company and SW Pelham Fund II, L.P., as amended.

Dated: June 23, 2008.
	By:	/s/ Terry L. Kline
Terry L. Kline, President.